                    [OCWEN FINANCIAL CORPORATION LETTERHEAD]

                                                                     May 2, 1997

Dear Stockholder:

    On behalf of the Board of Directors I cordially invite you to attend the Annual Meeting of Stockholders of Ocwen Financial Corporation, which will be held at the offices of the Company located at 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401, on Tuesday, May 27, 1997 at 9:00 a.m., local time. The matters to be considered by stockholders at the Annual Meeting are described in detail in the accompanying materials.

    IT IS VERY IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE MEETING IN PERSON. Let me urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

    Your continued support of and interest in Ocwen Financial Corporation are sincerely appreciated.

                                          Sincerely,

                                          William C. Erbey
                                          Chairman, President and
                                            Chief Executive Officer

                          OCWEN FINANCIAL CORPORATION
                        1675 Palm Beach Lakes Boulevard
                         West Palm Beach, Florida 33401

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 27, 1997

    NOTICE IS HEREBY GIVEN, that the Annual Meeting of Stockholders of Ocwen Financial Corporation (the "Company") will be held at the offices of the Company located at 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401 on Tuesday, May 27, 1997, at 9:00 a.m., local time, for the following purposes:

        1. To elect five directors for a one-year term and until their successors are elected and qualified;

        2. To ratify the appointment of Price Waterhouse LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

        3. To transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.

    The Board of Directors has fixed April 15, 1997 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any adjournment thereof.

                                          By Order Of The Board Of Directors

                                          John R. Erbey
                                          Secretary

May 2, 1997

                          OCWEN FINANCIAL CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

    This Proxy Statement is being furnished to holders of the common stock, par value $.01 per share ("Common Stock"), of Ocwen Financial Corporation, a Florida corporation ("Ocwen" or the "Company"). Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the offices of the Company located at 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401, on Tuesday, May 27, 1997 at 9:00 a.m., local time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying Revocable Proxy ("Proxy") are first being mailed to stockholders on or about May 2, 1997.

    The Proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each Proxy received will be voted (i) for the nominees for director described herein;
(ii) for the appointment of Price Waterhouse LLP as independent auditors for 1997; and (iii) upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the person or persons appointed as proxies.

    Any stockholder giving a Proxy has the power to revoke it at any time before it is exercised by (i) filing written notice thereof with the Secretary of the Company (John R. Erbey, Secretary, Ocwen Financial Corporation, 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401); (ii) submitting a properly executed Proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                                     VOTING

    Only holders of record of Common Stock at the close of business on April 15, 1997 (the "Voting Record Date") will be entitled to vote at the Annual Meeting or any adjournment thereof. On the Voting Record Date, there were 26,799,511 shares of Common Stock issued and outstanding, and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented thereat.

    The five persons receiving the greatest number of votes of the Common Stock shall be elected as directors of the Company. Assuming the presence of a quorum, the proposal to ratify the appointment of Price Waterhouse LLP as the Company's independent auditors for 1997 and any other matter properly submitted to stockholders for their consideration at the Annual Meeting (other than the election of directors) shall be approved if the votes cast by the holders of the shares represented at the Annual Meeting and entitled to vote on the subject matter favoring the action exceed the votes cast opposing the action.

    With regard to the election of directors, stockholders may vote in favor of or withhold authority to vote for one or more nominees for director. Votes that are withheld in connection with the election of one or more nominees for director will not be counted as votes cast for such individuals and accordingly will have no effect. Abstentions may be specified on all other proposals. Abstentions will not be counted in determining the votes cast in connection with the proposal to ratify the appointment of the Company's auditors and thus will have no effect on such proposal.

    All of the proposals of the Company described herein are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the Annual Meeting.

                             ELECTION OF DIRECTORS
                                 (PROPOSAL ONE)

    The Company's Bylaws provide that the Board of Directors of the Company shall be comprised of between three and seven members, with the exact number to be fixed by the Board of Directors. The Board of Directors of the Company currently is comprised of four members. On March 21, 1997, the Board of Directors increased the number of members of the Board of Directors to five effective at the Annual Meeting. Therefore, five directors will be elected at the Annual Meeting to serve until the Company's next Annual Meeting and until their successors are elected and qualified. The Nominating and Compensation Committee of the Board of Directors has selected five nominees, four of whom are the current directors of the Company.

    There are no arrangements or understandings between the persons named and any other person pursuant to which such person was selected as a nominee. William C. Erbey, Chairman of the Board, President and Chief Executive Officer, and John R. Erbey, Managing Director and Secretary, are brothers. Otherwise, no director is related to any other director or executive officer of the Company by blood, marriage or adoption.

    If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the person or persons appointed as proxies will nominate and vote for a replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as director if elected.

DIRECTORS AND NOMINEES

    The following table sets forth certain information concerning the five nominees for director.

                                                                                            DIRECTOR
NAME                                                                            AGE(1)        SINCE
----------------------------------------------------------------------------  -----------  -----------
William C. Erbey............................................................          47         1988
Hon. Thomas F. Lewis........................................................          72       --
W.C. Martin.................................................................          48         1996
Howard H. Simon.............................................................          56         1996
Barry N. Wish...............................................................          55         1988

------------------------

(1) As of April 1, 1997

    WILLIAM C. ERBEY--Mr. Erbey has served as President and Chief Executive Officer of the Company since January 1988, as Chief Investment Officer of the Company since January 1992, and as Chairman of the Board of Directors of the Company since September 1996. Mr. Erbey has served as Chairman of the Board of Ocwen Federal Bank FSB ("Ocwen Federal" or the "Bank"), a subsidiary of the Company, since February 1988 and as President and Chief Executive Officer of Ocwen Federal since June 1990. From 1983 to 1995, he served as a Managing General Partner of The Oxford Financial Group ("Oxford"), a private investment company, in charge of merchant banking. From 1975 to 1983, he served at General Electric Capital Corporation ("GECC") in various capacities, most recently as President and Chief Operating Officer of General Electric Mortgage Insurance Corporation, a subsidiary of the General Electric Company engaged in the mortgage insurance business. Mr. Erbey also served as program general manager of GECC's Commercial Financial Services Department and its subsidiary Acquisition Funding Corporation.

    HON. THOMAS F. LEWIS--Mr. Lewis served as a United States Congressman, representing the 12th District of Florida from 1983 to 1995. Prior to 1983, Mr. Lewis served in the House and Senate of the Florida State Legislature at various times. Mr. Lewis is a principal of Lewis Properties, Vice President of Marian V. Lewis Real Estate and Investments and a director of T&M Ranch & Nursery. In addition,

Mr. Lewis serves as a United States delegate to the North Atlantic Treaty Organization and as a member of the Presidents Advisory Commission on Global Trade Policies. He also is a member of the Economic Council of Palm Beach County.

    W.C. MARTIN--Mr. Martin has served as a director of the Company since July 1996. Since 1982, Mr. Martin has been associated with Holding Capital Group ("HCG") and has been engaged in the acquisition and turnaround of businesses in a broad variety of industries. Since March 1993, Mr. Martin has served as President and Chief Executive Officer of Solitron Vector Microwave Products, Inc., a company he formed along with other HCG investors to acquire the assets of the former Microwave Division of Solitron Devices, Inc. He has served as a director of Ocwen Federal since 1996. Prior to 1982, Mr. Martin was a manager in Touche Ross & Company's Management Consulting Division, and prior to that he held positions in financial management with Chrysler Corporation.

    HOWARD H. SIMON--Mr. Simon has served as a director of the Company since July 1996. Mr. Simon is the Managing Director of Simon, Master & Sidlow, P.A., a certified public accounting firm which Mr. Simon founded in 1978 and which is based in Wilmington, Delaware. He has served as a director of Ocwen Federal since 1987. Mr. Simon is a past Chairman and current member of the Board of Directors of CPA Associates International, Inc. Prior to 1978, Mr. Simon was a Partner of Touche Ross & Company.

    BARRY N. WISH--Mr. Wish has served as Chairman, Emeritus of the Board of Directors of the Company since September 1996, and he previously served as Chairman of the Board from January 1988 to September 1996. He has served as a director of Ocwen Federal since February 1988. From 1983 to 1995, Mr. Wish served as a Managing General Partner of Oxford, which he founded. From 1979 to 1983, he was a Managing General Partner of Walsh, Greenwood, Wish & Co., a member firm of the New York Stock Exchange. Prior to founding that firm, Mr. Wish was a Vice President and shareholder of Kidder, Peabody & Co., Inc.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE NOMINEES FOR DIRECTOR.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                 (PROPOSAL TWO)

    The Board of Directors of the Company has appointed Price Waterhouse LLP, independent certified public accountants, to be the Company's independent auditors for the year ending December 31, 1997, and has further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

    Representatives of Price Waterhouse LLP will be present at the Annual Meeting and will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT AUDITORS FOR 1997.

                         SECURITY OWNERSHIP OF CERTAIN
                               BENEFICIAL OWNERS

BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the date indicated by (i) each director, nominee for director and named executive officer of the Company, (ii) all directors, nominees for director and current executive officers of the Company as a group and (iii) all persons known by the Company to own beneficially 5% or more of the outstanding Common Stock. The table is based upon information supplied to the Company by directors, officers and principal stockholders. Other than Mr. Harold Price, whose address is 2450 Presidential Way, #1806, West Palm

Beach, Florida 33401, the address for each of the individuals named below is the same as that of the Company.

                                                                       SHARES BENEFICIALLY OWNED
                                                                                 AS OF
                                                                           DECEMBER 31, 1996
                                                                      ---------------------------
NAME OF BENEFICIAL OWNER                                               AMOUNT(1)     PERCENT(1)
--------------------------------------------------------------------  ------------  -------------
Harold Price........................................................     1,721,549(2)         6.4%
Directors and executive officers:
  William C. Erbey..................................................     9,853,671(3)        36.8%
  Barry N. Wish.....................................................     5,054,117(4)        18.9%
  Hon. Thomas F. Lewis..............................................       --                 *
  W.C. Martin.......................................................           801            *
  Howard H. Simon...................................................           801            *
  John R. Barnes....................................................       105,400(5)           *
  John R. Erbey.....................................................     1,020,980(6)         3.8%
  Robert E. Koe.....................................................        40,350(7)           *
  Christine A. Reich................................................       267,150(8)         1.0%
    All directors, nominees for director and executive officers as a
      group (11 persons)............................................    16,373,450(9)        61.0%

------------------------

*   Less than 1%

(1) For purposes of this table, pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), an individual is considered to beneficially own any shares of Common Stock if he or she directly or indirectly has or shares: (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, (i) an individual has sole voting power and sole investment power with respect to the indicated shares and (ii) individual holdings amount to less than 1% of the outstanding shares of common stock.

(2) Includes 1,436,990 shares held by HAP Investment Partnership, the partners of which are Harold Price and his spouse. Mr. and Mrs. Price share voting and dispositive power with respect to the shares owned by HAP Investment Partnership. Also includes 284,559 shares held by Mr. Price as nominee for various trusts for the benefit of members of his family.

(3) Includes 6,848,790 shares held by FF Plaza Partners, a Delaware partnership of which the partners are William C. Erbey, his spouse, E. Elaine Erbey, and Delaware Permanent Corporation, a corporation wholly owned by William C. Erbey. Mr. and Mrs. William C. Erbey share voting and dispositive power with respect to the shares owned by FF Plaza Partners. Also includes 3,004,080 shares held by Erbey Holding Corporation, a corporation wholly owned by William C. Erbey.

(4) Includes 4,807,480 shares held by Wishco, Inc., a corporation controlled by Barry N. Wish pursuant to his ownership of 93.0% of the common stock thereof; 175,970 shares held by B.N.W. Partners, a Delaware partnership of which the partners are Mr. Wish and B.N.W., Inc., a corporation wholly owned by Mr. Wish; and 70,000 shares held by the Barry Wish Family Foundation, Inc., a charitable foundation of which Mr. Wish is a director.

(5) Includes 83,250 shares held by a partnership controlled by Mr. Barnes. Also includes options to acquire 22,150 shares of Common Stock which were exercisable at or within 60 days of December 31, 1996.

(6) Includes 953,665 shares held by John R. Erbey Family Limited Partnership, a Georgia limited partnership whose general partner is a corporation wholly owned by John R. Erbey and whose limited partners consists of John R. Erbey, his spouse and children. Also includes options to acquire 44,500 shares of Common Stock which were exercisable at or within 60 days of December 31, 1996.

(7) Does not include 5,050 shares held by Mr. Koe's son and daughter.

(8) Includes 222,650 shares held by CPR Family Limited Partnership, a Georgia limited partnership whose general partner is a corporation wholly owned by Christine A. Reich and whose limited partners are Christine A. Reich and her spouse. Also includes options to acquire 44,500 shares of Common Stock which were exercisable at or within 60 days of December 31, 1996.

(9) Includes options to acquire 113,690 shares of Common Stock which were exercisable at or within 60 days of December 31, 1996.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with other than as follows: Robert E. Koe filed late Form 4s to report acquisitions of shares of Common Stock on November 14, 1996 and September 30, 1996; Barry N. Wish filed a late Form 4 to report the sale of shares of Common Stock on September 30, 1996; and each of John R. Barnes, Rory A. Brown, a former executive officer of the Company, John R. Erbey, William C. Erbey, Robert E. Koe, William C. Martin, Christine A. Reich, Howard H. Simon, Stephen C. Wilhoit, a former executive officer of the Company, and Barry N. Wish filed late an initial report of beneficial ownership on Form 3.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table discloses compensation received by the Company's chief executive officer and the four other most highly paid directors and executive officers of the Company for the years indicated.

                                                 ANNUAL COMPENSATION                  LONG-TERM COMPENSATION AWARDS
                                         -----------------------------------  ----------------------------------------------
                                                                                                  NUMBER OF
                                                                                                  SECURITIES
                                                                                 RESTRICTED       UNDERLYING     ALL OTHER
NAME AND POSITION                          YEAR     SALARY($)   BONUS($)(1)     STOCK AWARDS     OPTIONS(#)(2) COMPENSATION
---------------------------------------  ---------  ----------  ------------  -----------------  ------------  -------------
William C. Erbey,......................       1996  $  150,000  $    650,000         --              115,790     $   3,000(3)
  Chairman of the Board,                      1995     150,000       --              --               --             3,000(3)
    Chief Executive                           1994     150,000     1,171,675         --              269,400         3,000(3)
    Officer and President

John R. Erbey,.........................       1996     150,000       525,000         --               89,474         3,000(3)
  Managing Director                           1995     150,000        50,000         --               44,500         3,000(3)
    and Secretary                             1994     150,000       800,000         --              175,970         3,000(3)

Robert E. Koe,.........................       1996      75,000(4)      250,000(4)        --           31,579(4)       7,973(4)
  Managing Director

Christine A. Reich,....................       1996     150,000       487,500         --               81,579         3,000(3)
  Managing Director and Chief                 1995     150,000        50,000         --               44,500         3,000(3)
    Financial Officer                         1994     147,917       487,500         --               97,410         3,000(3)

John R. Barnes.........................       1996     125,000       212,500         --               23,684         3,000(3)
  Senior Vice President                       1995     125,000       100,000         --               22,240         3,000(3)
                                              1994     113,542       206,250         --               26,720         3,000(3)

------------------------

(1) The indicated bonuses were paid in the first quarter of the following year for services rendered in the year indicated.

(2) Consists of options granted pursuant to the Ocwen Stock Option Plan which, in accordance with their terms, provide recipients with the option to purchase shares of Common Stock.

(3) Consists of contributions by the Company pursuant to the Ocwen Financial Corporation 401(k) Savings Plan.

(4) The indicated compensation amounts are applicable to the period of July 1, 1996 through December 31, 1996, the period during which Mr. Koe served as a Managing Director. Mr. Koe received other compensation of $7,943 related to reimbursement of relocation expenses as well as $7,000 in director fees related to the period from January 1, 1996 through June 30, 1996, during which Mr. Koe served as a director of Ocwen Federal but not as an employee of the Company.

OCWEN ANNUAL INCENTIVE PLAN

    Since 1990, Ocwen has maintained an annual incentive plan for the management and other salaried employees of Ocwen and its subsidiaries. The plan provides the participants with bonuses each year paid from a pool based upon Ocwen's consolidated operating income for that year. Accordingly, the plan provides management and other personnel with a significant incentive to contribute to Ocwen's financial success by allowing them to share in a portion of the consolidated operating income of Ocwen and its subsidiaries.

    The aggregate bonus pool payable under the plan may not exceed 20% of income before taxes and incentive awards of Ocwen plus pre-tax equivalent income generated by tax advantaged investments. The plan is administered by the President of Ocwen and may be amended or terminated at any time by the Ocwen Board of Directors.

    Incentive awards are paid to participants following the end of each fiscal year after the determination of Ocwen's income. Incentive awards may be paid in cash or in any other form approved by Ocwen's Board of Directors. Since 1990, certain executive officers and other eligible participants have received a portion of their annual incentive award in the form of options to acquire Common Stock of Ocwen pursuant to the Ocwen Stock Option Plan.

OCWEN STOCK OPTION PLAN

    Ocwen maintains a non-qualified stock option plan which is designed to advance the interests of Ocwen, its subsidiaries (including Ocwen Federal) and Ocwen's stockholders by affording certain officers and other key employees of Ocwen, Ocwen Federal and other Ocwen subsidiaries an opportunity to acquire or increase their proprietary interests in Ocwen by granting such persons options to acquire Common Stock. A total of 6,388,550 shares of Common Stock were authorized for issuance at December 31, 1996 under the Ocwen Stock Option Plan. As of December 31, 1996, options to acquire 260,090 shares of Common Stock were outstanding under the Ocwen Stock Option Plan. In addition, options to acquire 573,686 shares of Common Stock were granted in January 1997 for services rendered in 1996. Options granted pursuant to the Ocwen Stock Option Plan frequently have had exercise prices which are at a substantial discount to the book value and market value of the Common Stock. At December 31, 1996, the average exercise price of the outstanding options granted under the Ocwen Stock Option Plan was $16.89 and the market value per share of Common Stock was $26.75.

    The Ocwen Stock Option Plan currently is administered and interpreted by either the Board of Directors of Ocwen or, to the extent authority is delegated, the Nominating and Compensation Committee thereof.

OPTION GRANTS FOR 1996

    The following table provides information relating to option grants made pursuant to the Ocwen Stock Option Plan in January 1997 to the individuals named in the Summary Compensation Table for services rendered in 1996.

                                                                             INDIVIDUAL GRANTS
                                               ------------------------------------------------------------------------------
                                                                   PERCENT
                                                                      OF
                                                                  SECURITIES
                                                  NUMBER OF       UNDERLYING
                                                 SECURITIES         TOTAL                      MARKET VALUE PER
                                                 UNDERLYING        OPTIONS                      SHARE OF OCWEN
                                                   OPTIONS        GRANTED TO      EXERCISE      COMMON STOCK AT    EXPIRATION
NAME                                           GRANTED#)(1)(2)   EMPLOYEES(2)   PRICE ($/SH)   DECEMBER 31, 1996      DATE
---------------------------------------------  ---------------   ------------   ------------   -----------------   ----------
William C. Erbey.............................      115,790           20.2%         $22.00           $26.75            2007
John R. Erbey................................       89,474           15.6           22.00            26.75            2007
Robert E. Koe................................       31,579            5.5           22.00            26.75            2007
Christine A. Reich...........................       81,579           14.2           22.00            26.75            2007
John R. Barnes...............................       23,684            4.1           22.00            26.75            2007


                                                POTENTIAL REALIZABLE VALUE AT
                                                    ASSUMED RATES OF STOCK
                                                PRICE APPRECIATION FOR OPTION
                                                           TERM(3)
                                               --------------------------------
NAME                                            0%($)      5%($)       10%($)
---------------------------------------------  --------  ----------  ----------
William C. Erbey.............................  $550,003  $2,497,590  $5,486,130
John R. Erbey................................   425,002   1,929,954   4,239,278
Robert E. Koe................................   150,000     681,159   1,496,213
Christine A. Reich...........................   387,500   1,759,659   3,865,213
John R. Barnes...............................   112,499     510,864   1,122,148

------------------------

(1) All options are to purchase shares of Common Stock and vest and become exercisable in January 1998.

(2) Indicated grants were made in January 1997 for services rendered in 1996. The percentage of securities underlying these options to the total number of securities underlying all options granted to employees of the Company is based on options to purchase a total of 573,686 shares of Common Stock granted to employees of the Company under the Ocwen Stock Option Plan in January 1997.

(3) Assumes future prices of shares of Common Stock of $26.75, $43.57 and $69.38 at compounded rates of return of 0%, 5% and 10%, respectively.

AGGREGATED OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

    The following table provides information relating to option exercises in 1996 by the individuals named in the Summary Compensation Table and the value of each such individual's unexercised options at December 31, 1996.

                                                                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED           IN-THE-MONEY
                                       NUMBER OF                            OPTIONS AT                  OPTIONS AT
                                         SHARES                       DECEMBER 31, 1996 (1)       DECEMBER 31, 1996 (2)
                                        ACQUIRED         VALUE      --------------------------  --------------------------
NAME                                  ON EXERCISE      REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------------  --------------  -------------  -----------  -------------  -----------  -------------
William C. Erbey...................       924,640     $ 5,121,525       --            115,790    $  --        $   550,003
John R. Erbey......................       747,880       4,116,767       44,500         89,474      934,055        425,002
Robert E. Koe......................        --             --            --             31,579       --            150,000
Christine A. Reich.................       222,650       1,151,863       44,500         81,579      934,055        387,500
John R. Barnes.....................        83,250         438,509       22,150         23,648      464,929        112,499

------------------------

(1) All options are to purchase shares of Common Stock and were granted pursuant to the Ocwen Stock Option Plan. Options listed as "exercisable" include options granted in January 1996 which became exercisable in January 1997, and options listed as "unexercisable" consist of options granted in January 1997 which become exercisable in January 1998.

(2) Based on the $26.75 market value of a share of Common Stock at December 31, 1996.

BOARD OF DIRECTORS COMPENSATION

    Pursuant to a Directors Stock Plan adopted by the Board of Directors and stockholders of the Company in July 1996, the Company compensates directors by delivering a total annual value of $10,000 payable in shares of Common Stock (which may be prorated for a director serving less than a full one-year term, as in the case of a director joining the Board after an annual meeting of stockholders), subject to review and adjustment by the Board of Directors from time to time. Except for 1996, such payment will be made after the annual organizational meeting of the Board of Directors which follows the annual meeting of stockholders of the Company. An additional annual fee payable in shares of Common Stock, which is $2,000 beginning in 1996, subject to review and adjustment by the Board of Directors from time to time, will be paid to committee chairs after the annual organizational meeting of the Board of Directors. For 1996, four directors of the Company and three committee chairs received shares of Common Stock issuable under the Directors Stock Plan upon consummation of the initial public offering of the Common Stock by certain stockholders of the Company on September 25, 1996.

    Shares issued pursuant to the Directors Stock Plan are based on their "fair market value" on the date of grant. The term "fair market value" is defined in the Directors Stock Plan to mean the mean of the high and low prices of the Common Stock as reported by the Nasdaq Stock Market's National Market on the relevant date, or if no sale of Common Stock shall have been reported for that day, the average of such prices on the next preceding day and the next following day for which there are reported sales.

    Shares issued pursuant to the Directors Stock Plan, other than the committee fee shares, are subject to forfeiture during the 12 full calendar months following election or appointment to the Board of Directors or a committee thereof if the director does not attend an aggregate of at least 75% of all meetings of the Board of Directors and committees thereof of which he is a member during such period.

    Barry N. Wish, who served as Chairman of the Board of Directors of Ocwen until September 1996, and continues to serve as a director of Ocwen and Ocwen Federal, received $150,000 of cash compensation in 1996 for his services to Ocwen as Chairman. Beginning January 1, 1997, Mr. Wish receives compensation only as a non-employee director of both Ocwen and Ocwen Federal.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Determinations regarding compensation of the Company's employees are made by the Company's Board of Directors. Although Mr. William C. Erbey is an employee of the Company, he does not participate in deliberations of the Board of Directors concerning his compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    At December 31, 1996, the Company held a residential mortgage loan with an interest rate of 8.5% which was made by Ocwen Federal to Howard H. Simon, a director of the Company. The principal balance of this loan amounted to $116,484 at December 31, 1996, and the highest principal balance of this loan during 1996 was $131,150.

    From time to time the Company raises funds by privately issuing short-term notes to its stockholders. In 1996, the Company had a maximum of $7.6 million of such short-term notes outstanding, including $1.0 million and $250,000 which were held by William C. Erbey and John R. Erbey (or their affiliates), respectively. All of such short-term notes had interest rates of 10.5% per annum and were repaid in full in November 1996.

    In September 1996, the Company loaned $6.7 million to certain of its and the Bank's current and former officers and directors to fund their exercise of vested stock options to purchase an aggregate of 2,713,660 shares of Common Stock, including 924,640 shares, 175,970 shares, 747,880 shares, 222,650 shares and 83,250 shares acquired by William C. Erbey, Barry N. Wish, John R. Erbey, Christine A. Reich and John R. Barnes, respectively, who issued notes to the Company in the amount $2.2 million, $423,000, $1.8 million, $583,000 and $263,000, respectively. The aggregate amount of the foregoing indebtedness outstanding at December 31, 1996 amounted to $3.8 million, including $1.2 million, $0, $1.6 million, $603,000 and $272,000 in the case of William C. Erbey, Barry N. Wish, John R. Erbey, Christine A. Reich and John R. Barnes, respectively. Such notes bear interest at 10.5% per annum, are payable in two equal installments on March 1, 1998 and March 1, 1999 and are secured by the related shares of Common Stock. At the time of the issuance of the foregoing notes, the Company also agreed to loan the issuers thereof up to an additional $1.7 million to fund the payment of additional taxes owed in connection with the exercise of the above-referenced stock options, including $594,000, $478,000 and $134,000 in the case of William C. Erbey, John R. Erbey and Christine A. Reich, respectively. Notes in these amounts were issued by these persons in April 1997 and have the same terms as the above-referenced notes.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1993, AS AMENDED, OR THE EXCHANGE ACT, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE NOMINATING AND COMPENSATION COMMITTEE AND PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

REPORT OF THE NOMINATING AND COMPENSATION COMMITTEE

    The Nominating and Compensation Committee (the "Committee") of the Board of Directors is responsible for establishing management compensation policies and procedures to be reflected in the compensation program offered to the executive officers of the Company and the Bank. The Committee of the Company has exclusive jurisdiction over the administration and grants relating the Ocwen Stock Option Plan.

    The members of the Nominating and Compensation Committee of both the Company and the Bank are identical. No member of the Committee is an employee of the Company or any subsidiary.

    GENERAL COMPENSATION POLICIES. The broad general salary and benefit guidelines are determined by the Committee.

    With respect to the Company's officers other than Mr. William C. Erbey, the Committee considered salary and bonus recommendations prepared by Mr. William C. Erbey or other executive officers to determine fiscal 1996 compensation. The salary adjustment recommendation was based on the Company's overall performance in the past year, and an analysis of compensation levels necessary to maintain and attract quality personnel. It is through this process that the Company is able to compete for and retain talented executives who are critical to the Company's long-term success and align the interests of those executives with the long-term interests of the Company's stockholders.

    In general, the Committee has sought to design a compensation package in which a significant portion of the compensation paid to senior management (including the named executive officers) be incentive-based since those individuals have more control and influence over the direction and performance of the Company and the Bank. Integration of all decisions regarding stock options and/or grants ensures the Committee that the compensation package is reviewed in its entirety on an annual basis.

    EXECUTIVE COMPENSATION. The compensation package offered to the executive officers of the Company and the Bank reflects the Committee's attempt to balance salary and stock options, as well as benefits available under the various employee plans.

    The Committee is satisfied with the present process used to determine base salary. However, in addition to base salary, the Committee seeks to provide a substantial portion of each executive officer's total compensation through incentive plans which provide awards based on or tied to the performance of the Company and the Bank. The Committee reviewed an analysis of the Company's return on average equity as compared to four large bank holding companies and four investment banks. It was the sole discretion of the Committee as to the interpretation of such performance measure and its translation into short-term awards.

    Stock option grants with deferred vesting provide the basis for a long-term incentive program. The objective of these options is to create a direct link between executive compensation and long-term Company performance. In determining the appropriate level of stock-based allotments, the Committee considers the executive's contribution toward Company and Bank performance. To encourage growth in stockholder value, stock options are granted to key management personnel who are in a position and have the responsibility to make a substantial contribution to the long-term success of the Company. The Committee believes this focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

    The Compensation Committee's policy with respect to other employee benefit plans is to provide competitive benefits to employees of the Company and the Bank, including executive officers. A competitive comprehensive benefit program is essential to achieving the goal of retaining and attracting highly-qualified employees.

    Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the tax deduction by corporate taxpayers is limited with respect to the compensation of certain executive officers above $1 million per covered executive unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. It is expected that through the year 1999 all payments under the Company's annual incentive plan, as well as all payments under the Company's stock option plans, will be fully deductible by the Company for federal income tax purposes and will not be subject to the limitations set forth in Section 162(m) of the Code.

    CHIEF EXECUTIVE OFFICER COMPENSATION. In determining the overall compensation package for the Chief Executive Officer, the Committee considered each of the factors enumerated in the preceding paragraphs regarding compensation for executive officers of the Company as well as the financial performance achieved by the Company during the past fiscal year. In addition to a high level of earnings, the Company continued at or near the top of the financial industry for such key financial performance measures as return on average assets, return on average equity, capital and efficiency ratios.

                                          Nominating and Compensation
                                          Committee

                                          W.C. Martin, Chairman
                                          Howard H. Simon, Director

April 25, 1997

                               PERFORMANCE GRAPH

PERFORMANCE GRAPH

    The following graph compares the cumulative total return on the Common Stock of the Company since the initial public offering of the Common Stock by certain stockholders of the Company in September 1996 with (i) the cumulative total return on the stocks included in the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") Stock Market Index (for United States companies), and (ii) the cumulative return on the stocks included in the NASDAQ Financial Stock Index. These cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable periods.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            NASDAQ (US)   NASDAQ FINANCIAL     OCWEN
9/25/96          $100.00            $100.00    $100.00
9/30/96           100.19             101.19     100.62
10/31/96           99.08             104.39     130.86
11/29/96          105.21             111.08     143.21
12/31/96          105.10             112.32     132.10

                                                                    9/25/96    9/30/96    10/31/96     11/29/96     12/31/96
                                                                   ---------  ---------  -----------  -----------  -----------
Nasdaq (US)......................................................     100.00     100.19       99.08       105.21       105.10
Nasdaq Financial.................................................     100.00     101.19      104.39       111.08       112.32
Ocwen............................................................     100.00     100.62      130.86       143.21       132.10

    The above graph represents $100 invested in Common Stock on September 25, 1996 at the closing price of $20.25 per share on that date, and in each index on such date. The Common Stock commenced trading on the Nasdaq Stock Market's National Market on September 25, 1996.

                                 OTHER MATTERS

    Management is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the Proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the person or persons voting the proxies.

    The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                           AT THE NEXT ANNUAL MEETING

    Proposals of stockholders intended to be presented by such stockholders at next year's Annual Meeting must be received by the Company at its principal executive offices no later than January 2, 1998, and must satisfy the conditions established by the SEC for stockholder proposals to be included in the Company's proxy statement for that meeting.

                                 ANNUAL REPORTS

    A copy of each of the Company's 1996 Annual Report to Stockholders and the Company's Annual Report on Form 10-K for the year ended December 31, 1996 is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting. Such reports are not part of the proxy solicitation materials.

    Upon receipt of a written request and a copying charge of ten cents per page, the Company will furnish to any stockholder a copy of the exhibits to the Annual Report on Form 10-K. Such requests should be directed to Investor Relations, Ocwen Financial Corporation, 1675 Palm Beach Lakes Boulevard, The Forum, Suite 1003, West Palm Beach, Florida 33401.

                             OCWEN FINANCIAL CORPORATION
                           1675 Palm Beach Lakes Boulevard
                            West Palm Beach, Florida 33401

                                   REVOCABLE PROXY

     THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OCWEN FINANCIAL CORPORATION, FOR USE ONLY AT AN ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 1997 AND AT ANY ADJOURNMENT THEREOF.

     The undersigned hereby appoints William C. Erbey, Barry N. Wish and John
R. Erbey, or any of them, as proxy, with full powers of substitution, and hereby authorizes them to represent and vote, as designated below, all the shares of Common Stock of Ocwen Financial Corporation (the "Company") held of record by the undersigned on April 15, 1997 at the Annual Meeting of Stockholders to be held at the offices of the Company located at 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401 on Tuesday, May 27, 1997 at 9:00 a.m., local time, and at any adjournment thereof.

    Shares of Common Stock of the Company will be voted as specified. If not otherwise specified, this proxy will be voted FOR the election of the Board of Directors' nominees to the Board of Directors and FOR the appointment of Price Waterhouse LLP as independent auditors. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

     The undersigned hereby acknowledges receipt
of the Notice of Annual Meeting of Stockholders      OCWEN FINANCIAL CORPORATION
of Ocwen Financial Corporation to be held on         P.O. BOX 11398
May 27, 1997, or any adjournment thereof, a Proxy    NEW YORK, N.Y. 10203-0398
Statement for the Annual Meeting and the 1996 annual reports of the Company prior to the signing of this proxy.
                     (Continued and to be dated and signed on the reverse side.)

   HARDING & HEAL, INC.  PROOF #1  4/14/97  1340  CUST. THE BANK OF NEW YORK
                         FILE NAME: 60301 OCWEN PROXY


1. ELECTION OF DIRECTORS.        FOR all nominees listed below
                                 (except as marked to the contrary below)  / X /

                                 WITHHOLD AUTHORITY to vote
                                 for all nominees listed below  / X /

Nominees: William C. Erbey, Hon. Thomas F. Lewis, W.C. Martin, Howard H. Simon and Barry N. Wish
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

2. RATIFICATION OF THE APPOINTMENT of Price Waterhouse LLP as inde-pendent auditors of the Company for the year ending December 31,1997.

   FOR  / X /    AGAINST / X /    ABSTAIN  / X /

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.


Please check if you                       Change of Address and
plan to attend the meeting.  / X /        or Comments Mark Here  / X /


                                Please sign exactly as your name(s) appear(s) on this Proxy. When signing in a representative capacity, please give title. When shares are held jointly both should sign.

                                Dated:___________________________________, 1997

                                _______________________________________________

                                _______________________________________________
                                                 Signatures

                                                 Votes must be Indicated
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY    (x) in Black or Blue Ink. / X /
PROMPTLY USING THE ENCLOSED ENVELOPE.